Exhibit 10.20

FINAL

AMENDMENT TO LICENSE AGREEMENT

This Amendment (herein, the “Amendment”) to the License Agreement dated as of August 22, 2008 (the “HDC-SPM License”), is entered into by and between Health Discovery Corporation (“HDC”) and Smart Personalized Medicine (“SPM”), effective as of March 11, 2010 (the “Effective Date”). All capitalized terms not otherwise defined in this Amendment shall have the meaning as set forth in the Agreement.

WHEREAS, on the Effective Date, HDC and Richard E. Caruso, Trust will concurrently enter into the SPM First Amended and Restated Limited Liability Company Agreement (“SPM Amended LLC”) in part to increase the HDC percentage interest in SPM from fifteen percent (15%) to twenty percent (20%); and

WHEREAS, on the Effective Date, SPM and HDC will concurrently enter into a Development Agreement and a License Agreement (“Quest Transaction Documents”) with Quest Diagnostics, Incorporated (“Quest”), (collectively the “Quest Transaction”); and

WHEREAS, during the course of the negotiations for the Quest Transaction the Parties hereto renegotiated the payments to be made by SPM under the License Agreement and provided that the Quest Transaction include certain terms that provide for direct distribution to HDC of specified portions of license fees, development fees and royalties (collectively, “Quest Payments to HDC”); and

WHEREAS, the parties hereto wish to amend the terms of the HDC-SPM License as set forth in this Amendment to reflect such renegotiated terms and take into account said Quest Payments to HDC, and to reflect the terms of the SPM Amended LLC.

NOW, THEREFORE, in consideration of the SPM Amended LLC, the Quest Transaction and the mutual covenants contained herein the parties agree to this Amendment of the HDC-SPM License as follows:

1.	Article IV.A. of the HDC-SPM License is hereby amended and restated to read in its entirety as follows:

A.           Initial Payment.

SPM and HDC hereby agree that as set forth in the SPM Amended LLC, the HDC equity percentage interest in SPM is twenty percent (20%). HDC’s equity percentage interest may be diluted only to the same extent and in the same manner as each other initial equity percentage interest holder. Provided however, when raising additional equity, SPM hereby agrees that it must obtain prior written approval of the terms and conditions of the equity offering from at least eighty-five percent (85%) of the then existing members, which approval by all such SPM members shall not be unreasonably withheld.

2.	Article IV.B. of the HDC-SPM License is hereby amended and restated to read in its entirety as follows:

B.           Fees Payable.

SPM shall pay no fees or any other amount to HDC in conjunction with the Quest Transaction. With respect to the Quest Transaction, all amounts required to be paid by Quest to HDC belong to HDC, and all amounts required to be paid by Quest to SPM belong to and are authorized to be distributed to Richard E. Caruso, Trust.

3.	Article IV.C. of the HDC-SPM License is stricken in its entirety.

4.	Article 1V.D of the HDC-SPM License is hereby amended and restated to read in its entirety as follows:

D.           Payment for HDC Contract Work

1.          SPM will reimburse HDC quarterly for any actual HDC cash compensation, travel, and other out of pocket expenses related to the research efforts (“SPM Contract Research Projects”) of the following persons on behalf of SPM: Hong Zhang, Ph.D. The time worked on SPM Contract Research Projects will be recorded and reported monthly, along with a statement providing the hourly rate for each person and accounting for any additional expenses incurred or accrued by HDC in connection with. SPM Contract Research Projects. Any and all intellectual property that results from SPM Contract Research Projects will be solely the property of SPM. HDC will exercise all management responsibility for SPM Contract Research Projects it has with HDC in a commercially reasonable manner that is acceptable to SPM. SPM shall submit any requests for research under all such SPM Contract Research Projects to HDC, along with written details of the research requested.

2.          Notwithstanding Article IV.D.1., unless agreed to in writing in advance of any work or incurred expenses, SPM shall pay no reimbursement to HDC related to work by, or expenses of, Hong Zhang, Ph.D. or for any other individual.

5.	Article IV.H. is hereby added to Article IV and reads in its entirety as follows:

H.           Fees Payable for Transactions other than the Quest Transaction

1.           SPM and HDC hereby agree that once the Quest Transaction Documents, the SPM Amended LLC and this Amendment are executed, the procedures, and the allocation of license fees and royalties received from future sublicenses under this License Agreement to third parties (other than any related to the Quest Transaction) will be determined by SPM and HDC in the following manner.

      (a)           SPM and HDC agree, but shall not be obligated, to work together to find and secure additional license applications and interested third parties

  (b)           If a third party is interested in a proposal, SPM and HDC will work together to determine the nature and financial requirements SPM proposes to such third parties, and will work together to determine and agree to the transaction ultimately agreed to by the third party.

  (c)            Once such third party agrees to the terms of such a transaction (the “Third Party Transaction”), SPM and HDC agree to work together in a fair and reasonable way to establish terms for allocation and distribution to each of SPM and HDC of the financial proceeds due from the third party in connection with the Third Party Transaction.

  (d)           Once SPM and HDC agree to the terms for allocation and distribution of the proceeds of the Third Party Transaction, it is agreed that such allocations and distributions will be in lieu of, and not in addition to, any such allocations and distributions to which HDC might otherwise be entitled by reason of its twenty percent (20%) interest (or adjusted percentage interest if capital is required for the Third Party transaction) in SPM.

  (e)            If SPM and HDC, after good faith negotiations, are unable to agree to each of their respective allocations and distributions with respect to the Third Party Transaction, such allocations and distributions shall be determined in the following manner.

  (1)           Resolution of such disputes shall be accomplished, at written request of either party to the other party, by binding arbitration. Rules for administration of the arbitration shall conform to generally accepted arbitration procedures but need not be limited to administration by, or the rules of, a specific organization such as AAA (American Arbitration Association) or JAMS. A three-person arbitration panel shall consist of independent industry experts, each with expertise related to commercialization of the relevant technology, with one (1) to be designated by HDC and one (1) by SPM within fifteen (15) days after the date of the written request. The third arbitrator will be selected by the two (2) party-appointed arbitrators. If the two party-appointed arbitrators are unable to agree on a third arbitrator within fifteen (15) days after the second arbitrator is appointed, the third arbitrator shall be selected by the arbitration administrator upon request of either Party. Once the third arbitrator has been appointed, the parties will submit their respective proposed allocation and distribution plans to the arbitration panel, which shall be charged with determining which of the two parties’ submitted options is a fair and reasonable allocation and distribution of the payments to be made under the particular Third Party Transaction, it being understood and agreed that the allocation and distribution so determined, shall be subject to the provisions of Article IV.H.1.(d) above. Unless the parties otherwise agree, arbitration proceedings shall be held in the State of Delaware in accordance with its domestic laws. The determination of the panel shall be recorded as a written amendment to this Agreement to establish the relative allocations and distributions governing said particular Third Party Transaction and, if possible, will be included in the terms of the agreement setting forth the rights and obligations of the parties under said particular Third Party Transaction. Each party will be responsible for the fees and costs of its appointed arbitrator and any legal fees and costs incurred by it. All other fees and costs for administration of the arbitration process, if an organization is selected to administer the arbitration, and the fees of the third arbitrator, will be paid by the party whose option was not selected.

Except as otherwise expressly amended herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

SMART PERSONALIZED MEDICINE, LLC		HEALTH DISCOVERY CORPORATION

By:	/s/ Richard E. Caruso, Ph.D.	By:	/s/ Stephen D. Barnhill, M.D.
Name	Richard E. Caruso, Ph.D.	Name	Stephen D. Barnhill, M.D.
Title:	Manager	Title:	CEO